Exhibit 99.2

Vitamin Shoppe, Inc. Announces Fiscal Second Quarter 2010 Results

•	Comparable store sales grew 8.6% for the fiscal second quarter of 2010 versus last year, net sales increased 12.3%
•	Income from operations increased 27%
•	Net income increased 74%
•	Diluted EPS increased 160% to $0.26 per share ($0.29 per share excluding nonrecurring expenses associated with the secondary offering and loss on extinguishment of debt)
•	Opened 10 stores during the quarter
•	Successful completion of a $169 million secondary offering of common stock in May

NORTH BERGEN, N.J. – July 22, 2010 —Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced its preliminary (unaudited) results for its fiscal second quarter ended June 26, 2010.

“2010 started strong and that momentum continued into the second quarter,” said Rick Markee, Chairman and Chief Executive Officer of Vitamin Shoppe, Inc. “Comparable store sales for the second quarter of 2010 increased 8.6%, making this our 19th consecutive quarter of comparable same-store sales growth. Additionally, we continue to achieve operating leverage across our business. Income from operations increased by 27.2% (31.3% excluding expenses associated with the secondary offering) and net income was up 73.8%.”

Fiscal Second Quarter 2010 Results

Net sales increased $21.1 million, or 12.3%, to $192.2 million for the three months ended June 26, 2010, compared with $171.1 million for the three months ended June 27, 2009. The increase was the result of the growth in comparable store sales, strong performance from new stores and a 5.1% increase in direct sales driven by further expansion in Vitamin Shoppe’s online business.

The Company operated 463 stores as of June 26, 2010, compared with 425 stores as of June 27, 2009. Overall store sales for the three months ended June 26, 2010 rose due to an increase in non-comparable store sales of $7.1 million and an increase in comparable store sales of $13.0 million, or 8.6%.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $13.2 million, or 11.4%, to $128.5 million for the three months ended June 26, 2010, compared with $115.4 million for the three months ended June 27, 2009.

Gross profit increased $7.9 million, or 14.2%, to $63.7 million for the three months ended June 26, 2010, compared with $55.8 million for the three months ended June 27, 2009. Gross profit as a percentage of sales was 33.1% for the quarter ended June 26, 2010, compared with 32.6% for the comparable prior year period. The improvement reflects efficiencies in a number of areas including warehouse and transportation costs.

Selling, general and administrative expenses (“SG&A”), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $5.1 million, or 11.8%, to $48.2 million for the three months ended June 26, 2010, compared with $43.2 million for the three months ended June 27, 2009. SG&A as a percentage of net sales decreased to 25.1% for the quarter, compared with 25.2% for the comparable prior year period. Included in SG&A for the three months ended June 26, 2010 are $0.5 million of expenses incurred in connection with a secondary offering of the Company’s common stock during the quarter. Excluding such expenses, SG&A as a percentage of net sales showed improvement by decreasing to 24.8% for the quarter, compared with 25.2% for the comparable prior year period. This reflects the ongoing maturation of the store base, leverage on corporate expenses and ongoing attention to financial disciplines.

Income from operations increased $3.3 million, or 27.2%, to $15.4 million for the three months ended June 26, 2010, compared with $12.1 million for the three months ended June 27, 2009. Income from operations as a percentage of net sales increased to 8.0% for the 2010 quarter, compared with 7.1% for the comparable prior year period. Excluding expenses for the secondary offering, income from operations increased 31.3% while income from operations as a percentage of net sales increased to 8.3% for the 2010 quarter, compared with 7.1% for the comparable prior year period.

Net income increased 74% to $7.3 million for the three months ended June 26, 2010, compared with $4.2 million for the three months ended June 27, 2009. Earnings per diluted share increased to $0.26 for the three months ended June 26, 2010, compared with $0.10 for the three months ended June 27, 2009. Net income benefited from lower interest expense versus the same period in 2009, resulting from ongoing debt reduction. Net income for the current quarter includes a pretax loss on extinguishment of debt and fees related to the secondary offering, totaling $1.1 million (or approximately $0.03 per share, net of tax). Excluding these items, earnings per diluted share for the quarter were $0.29.

The Company completed a secondary public offering of 7,171,768 shares of its common stock on May 29, 2010. All of the shares of common stock were sold by certain stockholders of Vitamin Shoppe. The Company did not receive any proceeds from the sale of shares in the offering.

2010 Outlook

The Company updated its outlook for 2010. Vitamin Shoppe expects:

•	to spend approximately $22 million in total capital expenditures while opening approximately 46 new stores;

•	continued comparable store sales growth for the remainder of the year in line with industry growth in the mid-single digits;

•	an effective tax rate for the remainder of the year of approximately 40%;

•	diluted weighted average shares outstanding of 28.5 million reflecting the exercise of options in conjunction with the secondary offering;

•	inventory growth at a rate less than total sales growth;

•	continued reduction of debt and to fund store growth with excess cash flow; and

•	to improve its operating margin reflecting leverage on gross margin and selling, general and administrative expenses (including corporate and depreciation and amortization expense).

Conference Call

The Company will hold a conference call at 10:00 am Eastern Time today to discuss its fiscal second quarter 2010 results. The call can be accessed live over the phone by dialing 1-888-713-4199, or for international callers, 1-617-213-4861, passcode number 93121665. A replay will be available one hour after the call and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 10502830. The replay will be available until July 29, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The on-line replay will be available beginning immediately following the call.

About Vitamin Shoppe, Inc. (NYSE: VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The Company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The Company carries national brand products as well as exclusive products under the Vitamin Shoppe, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 450 Company-owned retail stores, national mail order catalogs, and websites, www.VitaminShoppe.com and www.EcoShoppe.com, and has a social community site at www.VSconnect.com.

Source: Vitamin Shoppe, Inc.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Net sales	$192,234	$171,143	$383,847	$343,698
Cost of goods sold	128,541	115,381	255,140	230,924

Gross profit	63,693	55,762	128,707	112,774
Selling, general and administrative expenses	48,246	43,171	95,188	87,113
Related party expenses	—	447		816

Income from operations	15,447	12,144	33,519	24,845
Loss on extinguishment of debt	568	—	1,120	—
Interest expense, net	2,562	4,832	5,489	9,839

Income before provision for income taxes	12,317	7,312	26,910	15,006
Provision for income taxes	5,008	3,106	10,875	6,238

Net income	7,309	4,206	16,035	8,768

Preferred stock dividends in arrears	—	2,628	—	5,205

Net income available to common stockholders	$7,309	$1,578	$16,035	$3,563

Weighted average shares outstanding
Basic	27,130,809	14,175,906	26,911,896	14,175,906
Diluted	28,159,448	15,670,533	27,933,956	15,820,009
Net income per share
Basic	$0.27	$0.11	$0.60	$0.25
Diluted	$0.26	$0.10	$0.57	$0.23

Key Performance Indicators and Statistics (In thousands, except store data):

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Net sales	$192,234	$171,143	$383,847	$343,698
Increase in comparable store net sales	8.6%	4.3%	7.4%	4.7%
Gross profit as a percent of net sales	33.1%	32.6%	33.5%	32.8%
Income from operations	$15,447	$12,144	$33,519	$24,845
Depreciation and Amortization	$5,635	$5,215	$11,049	$10,293
Amortization of deferred financing fees	$189	$292	$474	$584

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Store Data:
Stores open at beginning of period	453	418	438	401
Stores opened	10	8	26	25
Stores closed	—	(1)	(1)	(1)

Stores open at end of period	463	425	463	425

Results of Operations by Sales Channel: (In thousands):
	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Sales:
Retail	$171,868	$151,760	$340,931	$303,402
Direct	20,366	19,383	42,916	40,296

Net sales	$192,234	$171,143	$383,847	$343,698

Income from operations:
Retail	$30,349	$24,987	$61,705	$49,662
Direct	3,627	3,720	8,118	8,086
Corporate costs	(18,529)	(16,563)	(36,304)	(32,903)

Income from operations	$15,447	$12,144	$33,519	$24,845

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 26, 2010	December 26, 2009
ASSETS
Current assets:
Cash and cash equivalents	$18,193	$8,797
Inventories	106,251	106,091
Prepaid expenses and other current assets	17,208	13,401
Deferred income taxes	3,103	5,145

Total current assets	144,755	133,434
Property and equipment, net	82,420	83,960
Goodwill	177,248	177,248
Other intangibles, net	70,012	70,356
Other assets:
Deferred financing fees, net of accumulated amortization of $2,253 and $2,856 in 2010 and 2009, respectively	1,310	2,384
Other long-term assets	1,844	1,875

Total other assets	3,154	4,259

Total assets	$477,589	$469,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$20,000
Current portion of capital lease obligation	1,648	1,537
Revolving credit facility	33,000
Accounts payable	16,660	25,075
Deferred sales	8,502	14,386
Accrued salaries and related expenses	5,351	7,551
Other accrued expenses	16,894	14,469

Total current liabilities	82,055	83,018
Long-term debt	75,106	100,106
Capital lease obligation, net of current portion	1,619	2,303
Deferred income taxes	18,681	19,945
Other long-term liabilities	5,017	4,766
Deferred rent	26,162	24,768

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized, 27,791,900 shares issued and outstanding at June 26, 2010, and 400,000,000 shares authorized, 26,750,423 shares issued and outstanding at December 26, 2009	278	268
Additional paid-in capital	228,281	210,359
Accumulated other comprehensive loss	(251)	(882)
Retained earnings	40,641	24,606

Total stockholders’ equity	268,949	234,351

Total liabilities and stockholders’ equity	$477,589	$469,257

Investor Contacts:

Michael Archbold

Chief Financial Officer

201-624–3611

ir@vitaminshoppe.com

Or:

Ian Lee

Solebury Communications Group

203-428-3215

ilee@soleburycomm.com

Media Contacts:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

Or:

Allison & Partners

Jill Yaffe, 646-428-0602

vitaminshoppe@allisonpr.com